                                         FILED UNDER RULE 424(C) OF REGULATION C
                                                      SEC FILE NUMBER: 333-40449

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 3, 1997)


                                  $69,000,000

                            THE VANTIVE CORPORATION

                 4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2002

          The information in this Prospectus Supplement concerning the Selling Holders supplements the statement set forth under the caption "Selling Holders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.


                                SELLING HOLDERS

     The information set forth under the caption "Selling Holders" in the Prospectus is supplemented as follows:

                                                              Number of Shares of Common Stock
                                                              --------------------------------
                              Principal Amount of
                                Notes Owned and
Selling Stockholder(1)          Offered Hereby         Beneficially Owned(1)(2)      Offered Hereby(2)
----------------------        -------------------      ------------------------      -----------------
Hambrecht & Quist LLC(3)            $725,000                     17,290                    17,290

------------
(1) Information concerning the Selling Holders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefor the number of shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.

(2) Assumes a conversion price of $41.93 per share, and a cash payment in lieu of any fractional share interest.

(3) Hambrecht & Quist LLC acted as an Initial Purchaser in the Original Offering and was a lead underwriter in the Company's 1995 initial public offering.

     The date of this Prospectus Supplement is March 23, 1998.